EXHIBIT 99.8

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the “Common Stock”) of Hughes Communications, Inc. (“Hughes Communications”).

This will instruct you whether to exercise Rights to purchase shares of Hughes Communications’ Common Stock distributed with respect to the shares of Hughes Communications’ Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions as to Use of Hughes Communications Rights Certificates.”

Box 1. ☐ Please	DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐ Please	EXERCISE RIGHTS for shares of Common Stock as set forth below.

	Number of Rights	Subscription Price		Payment

Basic Subscription Privilege:	x	$•	=	$	(Line 1)

Over-Subscription Privilege:	x	$•	=	$	(Line 2)

Total Payment Required			=	$	(Sum of Lines 1 and 2; must equal total of amounts in Boxes 3 and 4.)

Box 4. ☐ Payment	in the following amount is enclosed $ .

Box 5. ☐ Please	deduct payment from the following account maintained by you as follows:

Type of Account	Account No.

Amount to be deducted:	$

Signature(s)

Please type or print name(s) below:

Date: ,	2006